UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 20, 2008

Date of Report (Date of earliest event reported)

RESMED INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15317	98-0152841
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14040 DANIELSON ST

POWAY CA 92064-6857

(Address of principal executive offices) (Zip Code)

(858) 746-2400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated ResMed Inc. 2006 Incentive Award Plan

On November 20, 2008, at the annual meeting of shareholders, the shareholders of ResMed Inc. approved the Amended and Restated ResMed Inc. 2006 Incentive Award Plan. The Plan provides for the grant of equity awards to members of our board of directors, employees and consultants, and a summary of its principal provisions is set forth below. This summary is qualified by reference to the full text of the Plan, which is incorporated by this reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 15, 2008.

The Plan initially became effective on November 9, 2006. The administrator may terminate the Plan at any time. However, in no event may an award be granted under the Plan on or after October 1, 2018.

Shares Available. The Plan authorizes us to issue 9,900,000 shares of common stock of the Company, par value $0.004 per share (“Common Stock”), which is an increase from the 7,800,000 shares originally authorized. The number of shares of Common Stock available for grant under the Plan will be reduced by (i) two and four tenths (2.4) shares (an increase from two and one tenth (2.1) shares) for each one share of Common Stock granted subject to any “full value award,” which is any award other than a stock option, stock appreciation right or other award for which the holder pays the intrinsic value, and (ii) one share for each share of Common Stock granted subject to all other awards granted under the Plan. The Plan counts shares on a “gross” basis and does not allow the re-grant of shares withheld or surrendered in payment of the exercise price of a stock option or tax withholding obligations of any award, or shares not issued in connection with the stock settlement of the stock appreciation right. Shares subject to an award that has been cancelled, terminated, expired or forfeited, and any shares of restricted stock that are surrendered by a participant or repurchased by the Company, however, will be available for future grants under the Plan, with 2.4 shares added back for each share subject to each such full value award and one share added back for each share subject to a stock option or stock appreciation right and other award for which the holder pays the intrinsic value. The maximum number of shares that may be subject to awards granted to any individual during any calendar year may not exceed 1,500,000 shares (2,250,000 shares in a participant’s initial year of hiring), subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other similar transaction. In addition, cash-settled performance awards granted in any calendar year may not have an aggregate maximum amount payable in excess of $3,000,000 (an increase from $2,000,000).

Awards. The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock awards, dividend equivalents, performance awards and stock payments, or any combination, to eligible individuals. The terms of the awards are subject to the provisions in an award agreement, consistent with the terms of the Plan.

The exercise price of a stock option and the base price of a stock appreciation right shall not be less than the fair market value of the Company’s common stock on the date of grant. No stock option shall be exercisable later than seven (7) years after the date it is granted.

The plan administrator is authorized to grant awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan enumerates certain performance criteria that may be used in granting such awards.

The Plan generally will be administered by the Compensation Committee of the Board of Directors, except that the Board shall administer the Plan as to awards to non-employee directors. The Plan permits delegation of authority for awards to certain employees. The Plan also contains provisions with respect to the payment of purchase prices, vesting and expiration of awards, treatment of awards upon sale of the Company, transferability of awards, and tax withholding requirements. Various other terms, conditions and limitations apply, as further described in the 2006 Plan.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

RESMED INC.

Date: November 26, 2008	By:	/s/ David Pendarvis
David Pendarvis
Secretary, Global General Counsel and Senior Vice President – Organizational Development